EXHIBIT 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com	(Media)	Howard Bender SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

SCPIE HOLDINGS ANNOUNCES DELAY IN FILING OF FORM 10-K

Los Angeles, California – March 17, 2006 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today notified the Securities and Exchange Commission that it will delay filing its annual report on Form 10-K for the fiscal year ended December 31, 2005.

SCPIE said it is delaying its filing because its auditors, Ernst & Young LLP, recently identified a matter with respect to their independence that requires additional time to consider and address.

In the course of performing their independence-related procedures, Ernst & Young noted that a former partner who is currently SCPIE’s Chief Financial Officer was entitled to retirement benefits from the firm, a portion of which had not been fully settled. Upon learning of the matter, Ernst & Young and SCPIE’s CFO promptly entered into a customary form of agreement whereby the CFO’s unfunded retirement benefits were transferred into a rabbi trust and, thus, fully settled.

Ernst & Young has advised SCPIE that it is seeking guidance from the SEC’s staff on this matter on as prompt a basis as possible and that it will be unable to furnish its report on the financial statements until this matter is resolved.

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Also, Ernst & Young has advised SCPIE that it has completed the audit of SCPIE’s financial statements and is prepared to release its consent and unqualified opinion with respect to such financial statements if it is concluded that Ernst & Young is independent.

On March 9, 2006, SCPIE issued a news release announcing its financial results for the fourth quarter and full year ended December 31, 2005. For the year, SCPIE recorded net income of $3.5 million, compared to the prior year’s net loss of $7.9 million. Total revenues for 2005 were $151.5 million, compared with $157.3 million the prior year. For the 2005 fourth quarter, SCPIE had net income of $3.2 million on total revenues of $40.4 million, compared to a net loss of $3.4 million on total revenues of $36.4 million for the same period last year.

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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In addition to historical information, this news release contains forward-looking statements that are based upon the company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses, expectations concerning the company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, continued solvency of the company’s reinsurers, obtaining rate change regulatory approvals, expansion of liability insurance business in its principal market, and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core businesses, and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. The company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the company’s objectives or plans will be realized.